Exhibit 10.9

Asset Purchase Agreement

This Asset Purchase Agreement is made on August     , 2007 between Neogen Corporation, a Michigan corporation whose address is 620 Lesher Place, Lansing, Michigan 48912 (“Buyer”), Kane Enterprises, Inc., a South Dakota corporation (“Seller”) whose address is 1117 Ash Street, Brandon, South Dakota 57005, and G. Kevin and Robyn A. Kane, husband and wife, South Dakota residents whose business address is 1117 Ash Street, Brandon, South Dakota 57005 (individually “Kane” and collectively, “Kanes”) (“Agreement”).

Recitals

A. Seller is engaged in the business of manufacturer, importer and distributor of specialty animal health products (collectively, “Business”).

B. Buyer desires to purchase, and Seller desires to sell, those assets of Seller described in this Agreement upon the terms, conditions and covenants contained in this Agreement.

The parties agree as follows:

1. Purchase and Sale of Assets. Based upon the representations, warranties and agreements contained in this Agreement and subject to the terms and conditions set forth in this Agreement, at the Closing Date, as defined in Section 3A, Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of the assets used or employed by Seller in the conduct of the Business (collectively referred to as the “Purchased Assets”), including but not limited to the following, as applicable:

(a) Machinery and Equipment. All manufacturing, laboratory, and office machinery and equipment, non-passenger vehicles, furniture, fixtures, supplies, fixed assets and all other tangible personal property used in the Business including, but not limited to, the equipment listed on attached Exhibit 1.(a) (“Machinery and Equipment”).

(b) Intangible Property. All of the intangible property of Seller used in the Business, including, but not limited to, the following listed on attached Exhibit 1.(b):

(1) Patents, trademarks, service marks, trade names, trade dress and copyrights and all applications therefore;

(2) Trade secrets, secret processes, proprietary processes and technology and secret manufacturing processes;

(3) To the extent assignable, all permits and licenses used or employed by Seller in the Business; and

(4) The name “KANE ENTERPRISES, INC.”, and “Ag-Tek” and all derivations thereof, and the associated goodwill throughout the world, formulae, processes, procedures, product formulations, product names, designs, research and development, production, sales, and credit reports, data, models, catalogs, technical specifications, files, engineering data, business and accounting records, customer lists, supplier lists, sales literature, marketing materials, budgets, forecasts, telephone and facsimile numbers and all other business documents and information, software, source code and computer programs (including all current and historical data bases) which relate primarily to the Business and all domain names, URLs and websites used in the Business .

Sections 1(b)(1) to (4) are collectively referred to as “Intangible Property”.

(c) Accounts Receivable. All accounts receivable as of the Closing Date arising from the sale of inventory or services in the ordinary course of the Business determined in accordance with United States generally accepted accounting principles (“GAAP”); provided this amount shall not include any accounts receivable that were outstanding, as of the Closing Date, either (i) more than ninety days (“Aged Receivables”); or (ii) for which there existed on the Closing Date any payment dispute (but only to the extent of the disputed amount) including but not limited to, those listed on attached Exhibit 1.(c) (“Receivables”).

(d) Inventories. All inventories, including, but not limited to, merchandise, materials, component parts, manufacturing and packaging supplies, raw materials, work in process and finished goods relating to the Business on hand as of the Closing Date determined in accordance with GAAP on the average cost basis of accounting consistently applied; provided this amount shall not include either (i) any inventory with less than six months shelf life remaining on the Closing Date (“Dated Inventory”); or (ii) any inventory in excess of twelve months sales based on sales during the past twelve months (“Excess Inventory”) including, but not limited to, the inventories listed on attached Exhibit 1.(d) (“Inventories”).

(e) Contract Rights. All rights, benefits and causes of action in favor of Seller resulting or arising from contracts, purchase orders, sales orders, service agreements, commission agreements, dealership or distribution agreements, marketing agreements, licensing agreements, warranties, guaranties or otherwise, which relate primarily to the Business (“Contract Rights”). These include, but are not limited to, those listed on Exhibit 1.(e).

(f) Other Current Assets. All deposits, prepaid expenses and other current assets relating to the Business including, but not limited to, those listed on Exhibit 1.(f) (“Other Current Assets”).

(g) Excluded Assets. The Purchased Assets do not include the following: (i) cash and marketable securities; (ii), passenger vehicles owned or leased by Seller; (iii), Aged Receivables, (iv) Dated Inventory; (v) Excess Inventory; and (vi) insurance and tax refunds (collectively, “Excluded Assets”).

2. Non-Assumption of Liabilities.

(a) General Non-Assumption of Liabilities. Buyer shall not assume, expressly or implicitly, pay, perform or discharge any debts, liabilities or obligations of any nature of Seller, whether or not related to the Business, other than the Trade Accounts Payable (as defined in Section 2.(d)) specifically listed in Exhibit 2.(a) (“Assumed Liabilities”). All the debts, liabilities and obligations of Seller, whether fixed or contingent, accrued or unaccrued, known or unknown shall continue to be the responsibility of Seller, which shall pay, perform and discharge them in accordance with their terms, and nothing contained in this Agreement shall be construed in any fashion as imposing, directly or indirectly, responsibility for any such debt, liability and obligation on Buyer except the Assumed Liabilities.

(b) Product Liabilities; Warranty Claims. Without limiting the generality of Section 2(a), Buyer shall not assume, nor be liable whatsoever for, liabilities, obligations or claims for losses, damages, liabilities, costs or expenses exceeding Five Hundred and XX/100 Dollars ($500) per claim and Two Thousand and XX/100 Dollars ($2,000) in the aggregate based upon, or arising out of, any claim alleging defect or negligence in the assembly, processing, manufacture or sale of products, goods or services by Seller in connection with the Business on or prior to the Closing Date, including, but not limited to, negligence, product liability, whether based on contract or tort, or warranty claims regarding such products, goods or services arising out of transactions, accidents or events on, prior to, or after the Closing Date, and regardless of any claim was filed or made known to the Seller or Buyer prior to the Closing Date (“Product Claims”).

(c) Additional Liabilities. Notwithstanding the provisions of Section 2(a) to the contrary, and as an express exception, Buyer shall assume, perform and discharge Seller’s liability, existing as of the Closing Date, with respect to all post Closing duties and obligations of Seller with respect to the open purchase orders and distribution and sales agreements listed in Exhibit 1.(e), the assumption of which Buyer expressly and separately acknowledges to Seller on the Closing Date (“Sales Agreement Liabilities”).

(d) Trade Accounts Payable. The term “Trade Accounts Payable” shall mean all trade accounts payable related to the Business as of the Closing Date incurred in the ordinary course of the Business.

3. Purchase Price and Method of Payments. The purchase price to be paid by Buyer to Seller for the Purchased Assets shall be computed and paid as provided in this Section (“Price”).

(a) Buyer shall pay Five Million Eight Hundred Fifteen Thousand and XX/100 Dollars ($5,815,000) in immediately available funds to Seller at Closing, subject to adjustment as provided in this Agreement (“Cash Price”).

(b) The Cash Price shall be adjusted as follows:

(1) Not less than two business days prior to the Closing Date, Seller will prepare and deliver a certificate (“Purchase Price Certificate”) setting forth Seller’s best estimate, as of the Closing Date, Receivables (“Estimated Closing Receivables”), estimated Inventories (“Estimated Closing Inventories”) and Trade Accounts Payable (“Estimated Closing Trade Payables”). Representatives from Seller and Buyer shall jointly take a physical inventory on or about the Closing Date using a mutually acceptable procedure from which the estimated Inventories as of Closing Date shall be calculated and using such counts the final Inventories shall be computed.

(2) On the Closing Date, the Cash Price shall be adjusted by the amount (“Closing Purchase Price Adjustment Amount”) equal to the sum of (i) Estimated Closing Receivables minus the Estimated Closing Trade Payables; and (ii) Estimated Closing Inventories minus Seller’s inventories as of June 30, 2007, determined in accordance with the definition of Inventories, of One Million Five Hundred Fifty Nine Thousand and XX/100 Dollars ($1,559,000) (“Target Inventories”). If the Closing Purchase Price Adjustment Amount is a positive number, then the Cash Price payable at Closing shall be increased by the Closing Purchase Price Adjustment Amount. If the Closing Purchase Price Adjustment Amount is a negative number, then the Cash Price payable at Closing shall be decreased by the Closing Purchase Price Adjustment Amount.

(3) After the Closing Date and pursuant to the procedure and set forth and as defined in Section 11, the Price shall be adjusted by the amount (“Post-Closing Purchase Price Adjustment Amount”) equal to (i) the Final Closing Receivables and Inventories Value minus (ii) the Closing Purchase Price Adjustment Amount. If the Post-Closing Purchase Price Adjustment Amount is a positive number, then the Price shall be increased by the Post-Closing Purchase Price Adjustment Amount and Buyer shall promptly (and in any event within five Business Days) after the final determination thereof pay to Seller the Post-Closing Purchase Price Adjustment Amount by wire transfer of immediately available funds to an account designated in writing by Seller. If the Post-Closing Purchase Price Adjustment Amount is a negative number, then the Price shall be decreased by the Post-Closing Purchase Price Adjustment Amount and Seller shall promptly (and in any event within five Business Days) after the final determination thereof pay to Buyer the Post-Closing Purchase Price Adjustment Amount by wire transfer of immediately available funds to an account designated in writing by Buyer. The party that owes the other any amount pursuant to this Section 2.(b)(3) agrees to pay that party interest at the prime rate published in the Wall Street Journal plus 6% between the date on which the amount was due and the date on which the amount due is paid in full.

(c) The Price shall be increased, but not by more than Fifty Thousand and XX/100 Dollars ($50,000), by fifteen percent (15%) of the excess of Net Sales (as defined in Section 2.(h) for the period beginning September 1, 2007 and ending August 31, 2008 (“August 31, 2008 Ending Net Sales”) over Net Sales of Six Million Four Hundred Fifty Thousand and XX/100 Dollars ($6,450,000). The amount payable pursuant to this Section 2.(c) shall be paid to Seller on or before September 30, 2008.

(d) The Price shall be increased, but not by more than Fifty Thousand and XX/100 Dollars ($50,000), by fifteen percent (15%) of the excess of Net Sales for the period beginning September 1, 2008 and ending August 31, 2009 over the August 31, 2008 Ending Net Sales. The amount payable pursuant to this Section 2.(d) shall be paid on or before September 30, 2009.

(e) Buyer shall pay the Trade Accounts Payable.

(f) An amount equal to Ten Thousand and XX/100 Dollars ($10,000) of the Price shall be assigned to a Covenant Not to Compete from Seller and the Kanes pursuant to Section 9.(a)(2).

(g) The purchase price to be paid by Buyer shall be allocated in the manner required by Section 1060 of the Internal Revenue Code of 1986, as amended (“Code”), and the Treasury Regulations promulgated thereunder. In making the allocation, Buyer and Seller shall apply the fair market values set forth on the Certificate of Allocation substantially in the form of attached Exhibit 3.(g) This allocation shall be conclusive and binding on the Buyer and Seller for all purposes, including the reporting and disclosure requirements of the Code.

(h) The term “Net Sales” shall mean the total of the aggregate gross invoice prices of the products that were being sold by Seller as of the Closing Date attributable to the Business (including any of such products that are improved or modified, but excluding all new products added), less the sum of (i) cash, trade, or quantity discounts; (ii) sales, use, tariff, import/export duties or other excise taxes imposed upon particular sales; (iii) transportation charges; and (iv) allowances or credits to customers because of rejections or returns.

(i) Buyer shall maintain books and records to compute Net Sales for the periods identified in this Agreement.

3A. The Closing. The closing of the purchase and sale of the Purchased Assets as provided in this Agreement shall occur no later than September 4, 2007 at the offices of Buyer, or at such other place as may be fixed by mutual agreement of Buyer and Seller. The date and event of closing are respectively referred to in this Agreement as the “Closing Date” and “Closing.” At the Closing:

(a) Seller shall deliver to Buyer a Warranty Bill of Sale, substantially in the form of attached Exhibit 3A.(a), for the Purchased Assets (“Warranty Bill of Sale”), non-passenger vehicle titles and the other matters required by Section 6; and

(b) Buyer shall deliver to Seller the Cash Price and other matters required by Section 7.

4. Representations and Warranties of Seller and the Kanes. In order to induce Buyer to enter into this Agreement, Seller and the Kanes, jointly and severally, make the following representations and warranties, each of which shall be deemed to be independently material and relied upon by Buyer, regardless of any investigation made by, or information known to, Buyer:

(a) Organization and Qualification. Seller is validly existing and in good standing under the laws of the State of South Dakota. No failure on the part of Seller to be qualified as a foreign corporation in any jurisdiction materially and adversely affects the Business or financial position or results of the operation of the properties of Seller by reason of any disability affecting its right to own property, collect receivables, enforce contracts or otherwise. Seller has the requisite corporate power and authority to own or hold the Purchased Assets and to carry on the Business as it is now being conducted. Seller need not be duly qualified to do business as a foreign corporation in any state in connection with the conduct of its business. Seller has previously delivered to Buyer complete and correct copies of Seller’s Articles of Incorporation and Bylaws and all amendments to them. Seller has delivered to Buyer a complete and accurate copy of the Seller’s minute book in which there are accurate records of all meetings, and consents in lieu of meetings, of the Seller’s board of directors and shareholders held or executed since the incorporation of Seller. The stock books and ledgers of Seller have been delivered to Buyer for its inspection, and such books and records are accurate and complete.

(b) No Violation. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated by it will not violate any provision of law, order, or regulation of any governmental authority applicable to Seller or the corporate charter or bylaws of Company or constitute a default under any judgment, order or decree of any court of governmental agency or instrumentality, or conflict or constitute a breach or a default under any agreement to which Seller or the Kanes is a party or by which any of them is bound.

(c) Financial Information. Seller has provided in Exhibit 4.(c) its (i) unaudited balance sheet and profit and loss account as of and for the period ended September 30, 2006 and 2005 (“Unaudited Financial Statements”); and (ii) interim financial statements for the period ended June 30, 2007 (“Interim Financial Statements”) (collectively, “Financial Statements”) all in reasonable detail. The Financial Statements:

(1) Have been prepared in accordance with the books of account and records of Seller.

(2) Fairly present and are true, complete and correct statements of Seller’s financial position, the results of its operations and changes in stockholder’s equity of Seller as of and for the periods specified in the Financial Statements.

(3) Have been prepared in accordance with GAAP consistently applied (other than the approximate $300,000 difference of understatement of book inventory).

(4) Do not include or omit to state any fact that renders them misleading.

(5) Make full and adequate disclosure of all Seller’s obligations and liabilities (fixed or contingent).

(6) Do not contain any items of special or non-recurring income or expenses except as expressly stated in the Financial Statements.

(d) Title to Assets. Seller owns and has corporate power to own, and has good and marketable title to the Purchased Assets free and clear of liens, security interests, mortgages, pledges, claims or encumbrances of any kind whatsoever, except as disclosed in Exhibit 4.(d)i. Seller has delivered to Buyer true and complete copies of all written leases, contracts, agreements, options, purchase orders, instruments and commitments relating to Seller or the Business and written summaries of all oral contracts binding on Seller, as evidenced in Exhibit 4.(d)ii (collectively, “Contracts”). All Contracts are legally valid and binding and in full force and effect, and there are no defaults or breaches by Seller or counterclaims or defenses against it. Seller has received no notice of any default, breach, counterclaim or offset by any other party to any of the Contracts, nor do Seller or Kanes have any knowledge thereof. All Contracts will continue in full force and effect on the same terms as currently exists, notwithstanding the consummation of the sale contemplated by this Agreement.

(e) Condition of Assets. All Purchased Assets conform in all material respects with all health and safety rules and other rules and regulations. All Purchased Assets, including all their components and parts, are ready for operation, and, taking into account their ages, are in normal operating condition and good order and repair. There are no conditions or events, except for normal wear and tear, proper use and the age of the Purchased Assets, which would prevent their continued normal operation or would otherwise materially and adversely affect their operation or use by Buyer after the Closing as currently used by Seller.

(f) Intellectual Property. Seller owns, or is licensed to use, or otherwise has the right to use all patents, trademarks, service marks, trade names, trade secrets, franchises, and copyrights, and all applications for any of the foregoing, and all technology, know-how and processes necessary for the conduct of the Business as now conducted (collectively, “Proprietary Rights”). With respect to Seller’s Proprietary Rights:

(1) There are no licensing arrangements relating in any manner to any of the Proprietary Rights (whether or not in writing). Seller is in compliance with and is not in default under any of such license agreements, and all other parties to any of such license agreements are in full compliance with and are not in default under any of the license agreements;

(2) Exhibit 1.(e) sets forth a complete list of all patents, trademarks, service marks, and copyrights used by Seller in the conduct of the Business that are currently registered in any jurisdiction, and Seller has good and marketable title to all such assets free and clear of all liens, charges and encumbrances and all filing or maintenance fees that are required to maintain such registrations that are due and payable as of the date of this Agreement have been paid and all associated maintenance filings have been made;

(3) Exhibit 1.(e) sets forth a complete list of all unregistered trademarks, service marks, and trade names used by Seller in the conduct of the Business, and Seller has good and marketable title to all such assets free and clear of all liens, charges and encumbrances;

(4) Exhibit 1.(e) sets forth the dates of first use and the geographic territory of use for each trademark, service mark, or trade name, and Sellers represent that such marks and trade names have been in continuous use in their respective territories since the listed dates of first use;

(5) There has been no software that the Seller has had written or developed by any person or entity not an employee of Seller, lists the current owner of the copyright interest in such software, and if Seller is the current owner, lists the date of the written assignment of the copyright interest to Seller;

(6) Seller has not infringed, misappropriated, or otherwise used in an unauthorized manner the proprietary rights (including but not limited to the patent, trade secret, trademark, trade dress, or copyright rights) of any third party;

(7) Seller has not granted or committed to grant any rights in Seller’s Proprietary Rights of any nature whatsoever to any third party;

(8) No claim has been asserted by any person or entity (i) to the effect that any action by Seller infringes on the intangible or intellectual property rights of any other person or entity; or (ii) that challenges or questions the right of Seller to use any of the Proprietary Rights being used by it; or (iii) which asserts the right of any third party to use such Proprietary Rights.

(9) There is no basis for any claim against Seller that any of its operations, activities, products, or publications infringes on any patent, trademark, service mark, trade name, copyright, or other proprietary right of a third party, or that it is illegally or in any unauthorized manner using the trade secrets or any proprietary rights of others.

(10) No person or entity is infringing upon or has misappropriated any of Seller’s Proprietary Rights. No person or entity other than Seller has any right to use any Proprietary Rights.

(g) Receivables. The list of Receivables attached as Exhibit 1.(c) is a complete and accurate list of all the Receivables. All of the Receivables listed on Exhibit 1.(c) arose from bona fide sales transactions of Seller, and no portion of the Receivables is subject to counterclaim or offset or is otherwise in dispute. All of the Receivables are good and collectible in full in the ordinary course of business at the net aggregate amounts disclosed on Exhibit 1.(c).

(h) Inventories. The Inventories are accurately and consistently valued in accordance with GAAP. The Inventories are usable and saleable in the ordinary course of the Business. No Inventories have been consigned to others.

(i) Contracts. Exhibit 4.(d)i describes all Contracts to which Seller is a party or to which it is bound and which arose out of, or relate to, the Business that extend beyond the Closing Date. Sellers have delivered true and correct copies of all such documents evidencing the Contracts to Buyer. All Contracts shall remain vested with Seller without change or the occurrence of any default following the consummation of the transactions contemplated by this Agreement, except as described on Exhibit 4.(d)ii.

(j) Litigation. There are no actions, suits, proceedings or investigations pending or threatened against Seller at law or in equity, or before any federal, state or municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign, which involves a demand for any judgment or liability and which could materially affect the Business or the transactions contemplated by this Agreement. Seller is not in default with respect to any order, writ, injunction or decree of any court of federal, state, or municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign, and that there are no such orders, decrees, injunctions or regulations issued specifically against Seller which may affect, limit or control the method or manner of the Business, the Purchased Assets or any transactions contemplated by this Agreement.

(k) Compliance with Law. Seller has complied with all applicable laws, orders and regulations of any federal, state or municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign, having jurisdiction, including, but not limited to, laws, orders and regulations thereof relating to antitrust, wage, hours, collective bargaining, environmental protection, employee safety, or legislation pertaining to illegal bribes or kickbacks.

(l) Taxes.

(1) Seller has duly and timely filed all required declarations, returns, and reports with foreign, federal, state and local taxing authorities for which Seller may be liable which are due and required to be filed by any applicable tax law (“Returns”). All taxes, interest and penalties owed (whether or not shown on the Returns) have been paid. There is no tax audit or examination now pending or threatened with respect to the Business.

(2) As of the Closing Date, Seller did not have any liability for taxes of any sort other than taxes for which full provision has been made in the Interim Financial Statements. Seller agrees to pay all taxes associated with all transactions occurring in all tax years ending on or before the Closing Date.

(3) Seller has complied in all material respects with all applicable laws, rules and regulations relating to information reporting with respect to payments made to third parties and the withholding of and payment of withheld taxes and has timely withheld from employee wages and other payments and paid over to the proper taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

(4) There are no pending audits, judicial proceedings, or assessments or deficiencies asserted with respect to taxes of Seller. There is no pending claim by any taxing authority in any jurisdiction in which Seller does not pay taxes or file Returns that Seller is required to pay taxes or file Returns.

(5) (i) Seller has not and has not been a party to any transaction that presents a material risk of being recharacterized by any tax authority or any other entity entitled to collect compulsory payments in a way that could result in the imposition of any additional penalties, additions to tax, or like charges; and (ii) all documents that are subject to registration have been duly and timely registered and the related taxes have been duly and timely paid.

(6) Seller has no liability for any taxes of any entity (other than the Seller) under Treasury Regulation 1.1502-6 (or any corresponding provision of state, local or foreign income tax law), as transferee or successor, by contract or otherwise.

(7) Seller has at all times on and after October 1, 1989 had in effect a valid election under Section 1362 of the Code to be treated as an “S corporation” within the meaning of Section 1361 of the Code, and has also had in effect a valid and corresponding election for the purposes of each state in which Seller engages in business (to the extent such state permits corporations to make an election). Such elections remain in full force and effect at all times through the Closing Date.

(m) No Adverse Changes. Since September 30, 2006, there has been no material adverse change in the condition, financial or otherwise, of Seller, the Purchased Assets or in the Business other than changes (not in the aggregate either material or adverse) occurring in the ordinary course of business. Buyer agrees that the change in suppliers from G.C. Distributing Co, Inc. to PolySem, Inc. is not considered to be an adverse change.

(n) Warranties and Product Liability. Seller has previously delivered to Buyer true, correct and complete copies of all outstanding standard product warranties and guaranties given by Seller with respect to the Business and true, correct and compete copies of all other product warranties and guaranties now in effect with respect to products manufactured or sold by Seller concerning the Business. There are no pending claims or actions against Seller for breach of warranty or based upon product liability (whether based on tort or contract principles) and, to the best of Seller’s and Kanes’ knowledge, no such claims or actions are threatened. There are no defects in craftsmanship, design or engineering with respect to any product now or previously sold or manufactured by Seller in the Business which may constitute the basis for any such claim against Seller or Buyer. All of Seller’s products being sold to Buyer as part of the Purchased Assets are listed in attached Exhibit 1.(d).

(o) Contingent and Undisclosed Liabilities. Except as to the Permitted Liabilities and those disclosed on the Financial Statements (as defined in the next sentence), Seller has no debts, obligations or liabilities, whether fixed or contingent, of any nature whatsoever, relating to the Purchased Assets or to the Business not disclosed in writing to Buyer. The term “Permitted Liabilities” shall mean the Assumed Liabilities and the Sales Agreement Liabilities. Seller knows of no basis for assertion of any claim against the Seller or the Purchased Assets for any liability relating to the Business except those disclosed in Exhibit 4.(o) (whose payment shall remain the sole responsibility of Seller and which Buyer does not assume).

(p) Performance of Contracts. Seller is not in default, nor has it breached any provision of, any contract, agreement, lease, obligation, license or permit (including the Contracts) with regard to all agreements relating to the Business to which it is a party or by which it is bound. Seller has fully performed each material term, condition and covenant of each such contract, agreement, lease, obligation, license or permit required to be performed on or prior to the date of this Agreement (including the Contracts). Seller knows of no state of facts which, with or without the giving of notice or the passage of time, or both, would give rise to any default or revocation. Seller is neither subject to any penalty, discount or liquidated damages due to the delayed delivery of products, goods or services of the Business, nor has it received any notice that any of the Business’s customer relations are in jeopardy because of such late deliveries or otherwise.

(q) Events Subsequent to September 30, 2006. Except as disclosed in Exhibit 4.(q), Seller has not, since September 30, 2006:

(1) Incurred Liabilities. Incurred any obligation or liability (absolute, contingent, accrued or otherwise) or guaranteed or become a surety of any debt, except in connection with the performance of this Agreement or in the ordinary course of business;

(2) Discharged Debt. Discharged or satisfied any lien or encumbrance, pertaining to the Business, or paid or satisfied any obligation or liability (absolute, contingent, accrued or otherwise) other than (i) liabilities shown on Company’s accounting records on September 30, 2006 or (ii) liabilities incurred since September 30, 2006 in the ordinary course of business;

(3) Encumbrances. Mortgaged, pledged or subjected to any lien, charge, security interest or other encumbrance any of the properties utilized in the Business;

(4) Disposition of Assets. Sold or transferred any of the properties utilized in the Business, or canceled any debts or claims or waived any rights, except in the ordinary course of business;

(5) Sale of Business. Entered into any contract for the sale of the Business, or any part thereof, or for the purchase of another business, whether by merger, consolidation, exchange of capital stock or otherwise (other than negotiations with respect to this Agreement);

(6) Accounting Procedure. Changed or modified the accounting methods or practices relating to the Business; or

(7) Capital Expenditure. Purchased or made a commitment for the purchase of capital assets for use or employment in the Business.

(r) Customer Relations. Seller and the Kanes know of no state of facts, nor have any communications been made to it, which would indicate that (i) any current customer of Seller which accounted for more than 5% of Seller’s sales relative to the Business for the most recent fiscal year ending, or (ii) any current supplier of Seller (if such supplier could not be replaced by Seller at comparable cost), will terminate its business relations with Seller.

(s) Brokerage. Seller has made no commitment for a brokerage fee in connection with the transactions contemplated by this Agreement. Seller agrees to hold Buyer harmless from all amounts owed by them for any brokerage fee.

(t) Books and Records. The books and accounts of Seller relating to the Business are true, complete and correct in all material respects and fully and fairly reflect all of the transactions entered into by or on behalf of Seller to which it is a party or by which it is affected.

(u) Transactions With Insiders. There are no agreements between Seller or any of its shareholders or family or entities in which Kanes’ family has any financial interest other than the real estate lease and redemption of the Seller’s stock formerly owned by George K. Kane.

(v) Binding Effect. The Agreement and all related documents have been duly executed, made and delivered by Seller and the Kanes, and constitute legal, valid and binding obligation of Seller and the Kanes enforceable against them in accordance with their respective terms, subject to the laws of general application affecting creditors’ rights.

(w) Authorization. The transactions contemplated by this Agreement have been duly authorized by the Board of Directors and shareholders of Seller and on the Closing Date all of the necessary corporate action to authorize the consummation of this Agreement will have been taken. Seller and the Kanes have the power and authority to enter into this Agreement.

(x) Employee Relations. Exhibit 4.(x) sets forth a list of all of the officers, employees and agents of Seller as of December 31, 2006:

(1) There is not now in existence or pending, nor has there been within the last three years, any grievance, arbitration, administrative hearing, claim of unfair labor practice, wrongful discharge, employment discrimination or sexual harassment or other employment dispute of any nature pending or, to the best of the Kanes’ or Seller’s knowledge, threatened against Seller.

(2) Seller is, and during all applicable limitation periods has been, in material compliance with all applicable Federal, state, local or foreign laws, executive orders and regulations respecting employment and employment practice, terms and conditions of employment, occupational safety, wages and hours and there is no existing but unasserted claim for violation of any such laws, executive orders or regulations nor, to the best of the Kanes’ and Seller’s knowledge, is there any factual basis upon which such a claim could be asserted.

(3) Seller has no collective bargaining agreements and is not a party to any written or oral, express or implied, other contract, agreement or arrangement with any labor union or any other similar arrangement that is not terminable at will by Seller without cost, liability or penalty.

(4) Seller is not a party to any written or oral contract, agreement or arrangement with any of its present or former directors, officers,

employees or agents with respect to length, duration or conditions of employment (or the termination thereof), salaries, bonuses, percentage compensation, deferred compensation or any other form of remuneration outside the ordinary course of business.

(5) There is no pending claim or, to the best of the Kanes’ or Seller’s knowledge, threatened or existing but unasserted claim, against Seller for violation of any contract, agreement or arrangement, nor to the best of the Kanes’ or Seller’s knowledge, is there any factual basis upon which such a claim could be asserted.

(6) Upon termination of the employment of any of the Seller’s employees, Buyer shall not incur any liability.

(y) Employee Benefit Plans.

(1) Seller has disclosed to Buyer all Seller’s “employee welfare benefit plans”, “employee pension benefit plans” and “multi-employer plans” within the respective meanings of Sections 3(1) and 3(2) and 3(37) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), all incentive compensation plans, benefit plans for retired employees and all other employee benefit plans maintained by Seller, or to which Seller has made payments or contributions on behalf of its employees since 1974, including, without limitation, all plans or contracts providing for bonuses, pensions, profit-sharing, stock options, stock purchase rights, deferred compensation, insurance and retirement benefits of any nature, whether formal or informal and whether legally binding or not (each such plan is referred to individually as a “Plan”, collectively as the “Plans”).

(2) Except for any multi-employer plans, all Plans covered by the Code and ERISA are, and during all applicable limitation periods have been, in compliance with the Code and ERISA, and all retirement or pension Plans and welfare benefit plans are qualified plans under the Code and each Plan is in compliance with the applicable provisions of the Code.

(3) There has been no transaction in connection with which Seller or any of its directors, agents, officers, or employees could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code or any similar provision of foreign law.

(4) No Plan that is a qualified plan under Section 401(a) of the Code and no trust created thereunder has been terminated, partially terminated, curtailed, discontinued or merged into another plan or trust, except in compliance with notice and disclosure to the Internal Revenue Service (“IRS”), the Department of Labor and the Pension Benefit Guaranty Corporation (“PBGC”); and any such termination, partial termination, curtailment, discontinuance or merger has been accompanied by the issuance of a current favorable determination letter by the IRS and, where applicable, has been accompanied by plan termination proceedings with and through the PBGC.

(5) There are no payments that have become due from any Plan, the trusts created thereunder, or from Seller that have not been paid through normal administrative procedures to the Plan participants or beneficiaries entitled thereto.

(6) Seller has made full and timely payment of all required and discretionary contributions to the Plans, and no unfunded liability exists with respect to any Plan.

(7) There has been no “reportable event” as defined in Section 4043 of ERISA with respect to any Plan or any trust created thereunder.

(8) None of the Plans is a “defined benefit plan” within the meaning of Section 3(35) of ERISA and none is subject to Title IV of ERISA.

(9) Neither Seller nor any of its directors, officers, employees, or agents has any outstanding liabilities of any nature to the PBGC, the IRS, or the Department of Labor in any way relating to the Plans, and all annual returns required to be filed with respect to the Plans have been timely filed.

(10) Seller is not a party to or otherwise subject to any express or implied agreement or plan to provide health coverage or other benefits to retired or current employees except as set forth in Exhibit 4.(y)(10).

(11) Seller is not a party to or otherwise subject to any express or implied agreement or plan to provide any employee benefits, wages, deferred compensation, or any other form of benefit or remuneration beyond the date of Closing other than as disclosed to Buyer.

(12) With respect to all “covered employees” as defined in Section 4908B9f)(7) of the Code and Section 607(2) of ERISA and “qualified beneficiaries” as defined in Section 4980B(a)(1) of the Code and Section 607(3) of ERISA as of the Closing Date, Seller has complied with all applicable health care continuation requirements under the Code, ERISA and current and proposed Federal Regulations. Seller agrees that all health care continuation costs and compliance with ERISA shall be its sole responsibility. For purposes of this provision, references to the Code and ERISA shall include references to any provisions of such statutes as they may be amended from time to time.

(z) Environmental Matters. Except as disclosed on Exhibit 4.(z):

(1) Seller has never conducted or operated any business from any location other than the Premises since 1975.

(2) Seller and the Premises comply with all applicable Environmental Laws.

(3) Except as disclosed on Exhibit 4.(z), no Hazardous Substances have been or are currently generated, stored, transported, utilized, disposed of, managed, released or located on, under or from the Premises or any other parcel of real estate (collectively, “Company Properties”) (whether or not in reportable quantities) by Seller or its agents or invitees, or in any manner introduced onto the Company Properties by Seller or its agents or invitees, including, without limitation, the septic, sewage or other waste disposal systems serving the Premises. All Hazardous Substances disclosed on Exhibit 4.(z) have been generated, stored, transported, utilized, disposed of, managed, released or located on, under or from the Company Properties only in accordance with all applicable Environmental Laws.

(4) Seller and the Kanes have no knowledge of any threat of Release of any Hazardous Substances on, under or from the Premises. There is no threat of Release of any Hazardous Substances which Seller or any of its agents or invitees generated, stored, transported, utilized, disposed of, managed or owned.

(5) Seller has no liability for response or corrective action, natural resource damage, or other harm pursuant to any Environmental Laws; Seller is not subject to, has no notice or knowledge of, and is not required to give any notice of any Environmental Claim involving Seller or the Company Properties; there are no conditions or occurrences at the Company Properties which could form the basis for an Environmental Claim against the Seller.

(6) Seller has not received any notice from the United States Environmental Protection Agency or any other Governmental Authority claiming that (i) the Company Properties or any use thereof violates any of the Environmental Laws, or (ii) Seller or any of its employees or agents have violated any of the Environmental Laws.

(7) Seller has not incurred any liability to the State of South Dakota, the United States of America or any other Governmental Authority under any of the Environmental Laws.

(8) The Company Properties are not subject to any, and Seller has no knowledge of any imminent, restriction on the ownership, occupancy, use, or transferability of the Premises in connection with any (i) Environmental Laws or (ii) Release, threatened Release, or disposal of Hazardous Substances.

(9) The Premises do not contain and have not contained any: (i) underground storage tanks, (ii) any amount of asbestos-containing building material, (iii) any landfills or dumps, (iv) Hazardous Substances resulting in its classification as a hazardous waste management facility as defined pursuant to RCRA or any comparable state law, or (v) Hazardous Substances resulting in its classification as a site on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law.

(10) There are no Environmental Enforcement Actions pending or, to the best of Seller’s and the Kanes’ knowledge, threatened.

(11) There are no conditions or circumstances at or migrating from the Premises which pose a risk to the environment or the health or safety of persons.

(12) There are no environmental reports, investigations and audits relating to the Company Properties (whether conducted by or on behalf of Seller and Seller or a third party, and whether done at the initiative of Seller or the Kanes or directed by a governmental or other third party) (collectively, “Reports”). A true, complete and accurate copy of each of the Reports has been provided to Buyer.

(13) The following definitions apply to this paragraph.

(A) “CERCLA” shall mean the Comprehensive Environmental Response Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorizations Act of 1986, 42 USC 9601 et seq., and future amendments;

(B) “Environmental Claim” shall mean any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding, or claim (whether administrative, judicial, or private in nature) arising (A) pursuant to, or in connection with, an actual or alleged violation of, any Environmental Laws, (B) in connection with any Hazardous Substances, (C) from any abatement, removal, remedial, corrective, or other response action in connection with Hazardous Substances, Environmental Laws or other order of a Governmental Authority or (D) from any actual alleged damage, injury, threat, or harm to health, safety, natural resources, or the environment;

(C) “Environmental Enforcement Actions” means actions or orders instituted, threatened, required or completed by any Governmental Authority and all claims made or threatened by any person against Company with respect to the Premises arising out of or in connection with any of the Environmental Laws or the assessment, monitoring, clean-up, containment, re-mediation or removal of, or damages caused or alleged to be caused by, any Hazardous Substances (A) located on or under the Premises, (B) emanating from the Premises or (C) generated, stored, transported, utilized, disposed of, managed or released by Seller on, under or from the Premises;

(D) “Environmental Laws” means federal, state and local laws, statutes, ordinances, rules, regulations, codes, orders, judgments, orders and the like applicable to (A) environmental conditions on, under or emanating from the

Premises including, but not limited to, (a) laws of the South Dakota; and the associated rules and regulations promulgated in connection with any of these laws, and (b) laws of the federal government commonly known as CERCLA, RCRA, the Toxic Substance Control Act, as amended, the Federal Water Pollution Control Act, as amended, and the Federal Clean Air Act; and the associated rules and regulations promulgated in connection with any of these laws; and (B) the generation, storage, transportation, utilization, disposal, management or release of Hazardous Substances by Company (whether or not on, under or from the Premises) or Seller (on, under or from the Premises);

(E) “Governmental Authority” means agencies, authorities, bodies, boards, commissions, courts, instrumentalities, legislatures and offices of any nature whatsoever for any government unit or political subdivision, whether federal, state, county, district, municipal, city or otherwise, and whether now or later in existence;

(F) “Hazardous Substances” shall mean, collectively, (A) any “hazardous material,” “hazardous substance,” “hazardous waste,” “oil,” “regulated substance,” “toxic substance,” “restricted hazardous waste,” “special waste” or words of similar import as defined under any of the Environmental Laws; (B) asbestos in any form; (C) urea formaldehyde foam insulation; (D) polychlorinated biphenyls; (E) radon gas; (F) flammable explosives; (G) radioactive materials; (H) any chemical, contaminant, solvent, material, pollutant or substance that may be dangerous or detrimental to the environment or the health and safety of occupants of the Premises or of the owners or occupants of any other real property nearby the Premises, and (I) any substance, the generation, storage, transportation, utilization, disposal, management, Release or location of which on, under or from the Premises is prohibited or otherwise regulated pursuant to any of the Environmental Laws;

(G) “Premises” shall mean all locations listed on Exhibit 4.(z)(13)(G).

(H) “RCRA” shall mean the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 USC 6901 et seq., and any future amendments; and

(I) “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks, and other receptacles containing or previously containing any Hazardous Substances.

(aa) Insurance. Seller has provided Buyer with a list of all policies of liability, property damage, fire, workers’ compensation/employer’s liability, title or other forms of insurance owned or carried by Seller (“Policies”) and insurance agents or brokers providing such insurance coverage. Seller has received no notice from any insurance carrier regarding the possible cancellation of or premium increase with respect to the Policies. Seller has no claim pending or anticipated against any of the insurance carriers under any of the Policies and there has been no actual or alleged occurrence of any kind that may give rise to any such claim.

(bb) Permits and Licenses. Attached Exhibit 4.(bb) is a complete and accurate list of all licenses, permits, authorizations and approvals required by any Governmental Entities (as defined below) (collectively, “Licenses”) as are necessary to own, lease or operate Seller’s Business. All of the Licenses are valid and in full force and effect. Seller is in full compliance with all obligations under all Licenses, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of any Licenses. The execution, delivery or performance of this Agreement and the consummation of the transactions contemplated by it will not require or permit (with or without notice or lapse of time, or both), and no event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, any modification or termination of any Licenses. No Licenses would have to be obtained, secured or made by Buyer or Seller (except for normal renewals of existing Licenses) to enable Seller to operate the Business after the Closing in a manner which is consistent with that in which it is presently conducted. To the knowledge of the Kanes and Sellers, all Licenses will be renewed in the ordinary course without the imposition of additional materially adverse conditions. The term “Governmental Entities” shall mean any federal, state, local, foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal. The Kanes and Seller have not received any notice asserting noncompliance with any applicable law, rule or regulation which if enforced would have a material adverse effect on the Business. No Governmental Entities have indicated any intention to initiate any investigation, inquiry or review involving Seller, any Plans or any of Seller’s rights or properties.

(cc) Termination of Employees. All liabilities associated with the termination of Seller’s employees have been or will be paid by Seller.

(dd) Use of Closing Proceeds. Seller and the Kanes shall apply the proceeds to be received at Closing first toward any unpaid taxes that are presently due and payable and then to the taxes generated from this transaction.

(ee) Shareholder List. Attached as Exhibit 4.(ee) is a complete and accurate list of each shareholder of Seller and the number of shares owned by the shareholder.

(ff) Representations and Warranties True and Correct. The representations and warranties contained in this Agreement, and all statements or information disclosed by any of the Exhibits, do not include any untrue statement of a material fact nor omit to state a material fact required to be stated herein or therein or necessary in order to make the statements herein or therein, in light of the circumstances under which they are made, not misleading.

5. Representations and Warranties of Buyer. In order to induce Seller to enter into this Agreement, Buyer makes the following representations and warranties, each of which shall be deemed to be independent materially and relied upon by Seller, regardless of any investigation made by, or information known to, Seller:

(a) Organization. Buyer is, and on the Closing Date shall be, a corporation validly existing and in good standing under the laws of the State of Michigan.

(b) Authorization. The execution and delivery of this Agreement and the transactions contemplated by it have been duly authorized by the Board of Directors of Buyer and on the Closing Date all of the necessary corporate action to authorize the execution and delivery of this Agreement will have been taken.

(c) No Violation. The execution and delivery of this Agreement by the Buyer and the consummation of the transactions contemplated by it will not violate any law, order or regulation of any governmental authority, or corporate charter or bylaws of Buyer or constitute a default under any judgment, order or decree of any court or governmental agency or instrumentality, or conflict with or constitute a breach or default under any agreement to which Buyer is a party or by which it is bound.

(d) Brokerage. Buyer has not made a commitment for a brokerage, finders or similar fees in connection with the transactions contemplated by this Agreement.

(e) Binding Effect. The Agreement and all related documents have been duly executed, made and delivered by Buyer and constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject to the laws of general application affecting creditors’ rights.

(f) Representations and Warranties True and Correct. The representations and warranties contained in this Agreement do not include any untrue statement or material fact nor omit to state a material fact required to be stated herein or therein or necessary in order to make the statements herein or therein, in light of the circumstances under which they are made, not misleading.

6. Conditions of Buyer’s Obligation to Close. The obligations of Buyer pursuant to this Agreement are subject to the following conditions having been met, or waived in writing by Buyer, at or prior to the Closing Date:

(a) Representations and Warranties. The representations and warranties made by Seller and the Kanes contained in this Agreement and in any exhibit, document or instrument delivered by any of them pursuant to this Agreement shall be true and correct in all material respects on and as of the Closing Date.

(b) Approvals and Consents. All necessary approvals and consents with respect to the transactions contemplated by this Agreement, the absence of which would have a material adverse effect on Buyer’s rights under this Agreement, or which would result in the forfeiture or breach of any material rights acquired by Buyer pursuant to the provision of any material contract or agreement assumed by Buyer, or without which the Buyer would be precluded or materially impeded from conducting the Business, shall have been received by Buyer.

(c) Delivery of Instruments of Conveyance of the Purchased Assets. Seller shall have delivered to Buyer, satisfactory to Buyer in form and substance, conveyancing documents to transfer title to the Purchased Assets to Buyer.

(d) No Litigation. No investigation, suit, action or other proceedings shall be threatened or pending before any court or governmental agency in which it is sought to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by the Agreement.

(e) No Adverse Change. There shall have been no change or development related to the Business or the Purchased Assets, results of operations or in the condition, financial or otherwise, of the Business or Seller, which has had or may reasonably be expected to have a material adverse effect on the condition, financial or otherwise, of the operation of the Business or the Purchased Assets.

(f) Satisfactory Due Diligence. Buyer satisfactorily completes it due diligence.

(g) Board Approval. Buyer’s board of directors approves of the transactions contemplated by this Agreement.

(h) Retention of Seller. Buyer is able to retain Mr. Kane as an employee of Buyer on terms satisfactory to Buyer that include, among other provisions, compensation, fringe benefits, non-compete, non-solicitation of employees and confidentiality.

7. Conditions to Seller’s and the Kanes’ Obligation to Close. The obligations of Seller and the Kanes pursuant to this Agreement are subject to the following conditions having been met, or waived in writing by Seller and the Kanes, at or prior to the Closing Date:

(a) Representations and Warranties. The representations and warranties of Buyer in this Agreement and in any exhibit, document or instrument delivered by Buyer pursuant to this Agreement in all shall be correct in all material respects on and as of the Closing Date.

(b) Payment of Cash Price for Purchased Assets. Buyer shall have delivered to Sellers the Cash Price.

(c) No Litigation. No investigation, suit, action or other proceedings shall be threatened or pending before any court or governmental agency in which it is sought to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

(d) Related Documents. All of the related documents are executed at or prior to Closing.

(e) Approvals and Consents. Buyer will have received all necessary approvals and consents with respect to the transactions contemplated by the Agreement, the absence of which would have a material adverse effect of Seller’s rights.

8. Survival of Representations and Indemnification.

(a) Survival of Representations. Buyer and Seller and the Kanes agree that all representations, warranties and covenants of Seller and the Kanes (“Representations”) shall survive the execution and delivery of this Agreement, the Closing Date and any investigation or audit made by Buyer. The Representations given in (i) Sections 4.(a), (b), (d), (f), (v), (w) and (ee) and (ff) to the extent that it relates to one or more of the preceding items, Sections 5.(a), (b), (d) and (e) and Section 9.(a)(1) shall continue indefinitely; (ii) Sections 4.(i), (j), (k), (l), (n), (o), (p), (s), (x), (y), (z), (cc), (dd) and (ff) to the extent that it relates to one or more of the preceding items shall continue until three months after the expiration of the applicable statute of limitation; and (iii) all others shall expire upon the fifth anniversary of the Closing Date.

(b) Indemnification by Seller. Subject to the limitations set forth in Section 8.(f), Seller and the Kanes, jointly and severally, agree to indemnify and hold Buyer harmless from and against any and all Damages (as defined in Section 8.(d)) incurred by Buyer or which Buyer may sustain at any time arising out of or by reason of:

(1) The inaccuracy or breach of any of the Representations made by Seller and the Kanes in or pursuant to this Agreement (in each case (i) without giving effect to any materiality qualification; and (ii) the disclosure by Seller (A) shall not relieve it of the financial obligations related to the disclosed item; and (B) shall not cause or create any liability for Buyer related to the disclosed item);

(2) Any failure by Seller or the Kanes to perform any obligation or comply with any covenant or agreement of Seller or the Kanes specified in this Agreement or in any other document executed at Closing;

(3) Any claim (i) for wages or fringe benefits made by any employee of Seller with respect to the period ending on or before the Closing Date; (ii) for severance payments or other liabilities with respect to the termination of any employees of Seller; or (iii) with respect to the injury or death of any such employee arising out of events occurring prior to the Closing Date;

(4) Any claim (including, without limitation, claims alleging death or injury to persons or damage to property), whether based in tort, contract or otherwise resulting from or caused by any product sold, or service provided, by Seller prior to the Closing Date;

(5) Any Seller debt, obligation or liability, whether known or unknown, fixed or contingent, of any nature whatsoever before the Closing Date, including but not limited to all taxes and environmental liabilities of any nature and amounts owed to Eriel Sales Associates and The Lane Company, other than Permitted Liabilities;

(6) Any of the matters disclosed on any of the Exhibits, other than the Permitted Liabilities;

(7) Other than Permitted Liabilities, any liability or obligation arising out of (A) the conduct of any trade, business or transactions by Seller prior to the Closing, (B) the termination of employment of any employee by Seller on or prior to the Closing, (C) any Benefit Plan; or (D) the ownership, lease, use, occupation or operation of any facility or property at any time owned, leased, used, occupied or operated by Seller.

(8) Any several liability of Seller under Treasury Regulation Section 1.1502-6 promulgated by the Department of Treasury (“Treasury Regulation”) or any under any comparable or similar provision under state, local or foreign tax laws or regulations for any period ending on or before the Closing Date.

(9) Buyer being deemed to be a “successor” employer to Seller for the purpose of COBRA obligations.

Any claim that an item breaches more than one provision of Section 8.(b) shall be deemed to fall into the preceding category that has the longest survival period.

Seller and the Kanes specifically acknowledges and agrees that Buyer may proceed against any of them under Section 8.(b) without contemporaneously, or at any time, proceeding against the others. The Kanes agree that they shall not have any claim or right of indemnification or contribution or any other right of recourse against Seller with respect to Damages and they waive and release any and all such claims and right, until all indemnity obligations of Seller and the Kanes in favor of Buyer have expired.

(c) Indemnification by Buyer. Buyer agrees to defend, indemnify and hold harmless Seller from and against any Damages incurred by reason of any breach of any representation, warranty or covenant of Buyer. Buyer agrees to defend, indemnify and hold harmless Seller and the Kanes from and against any Damages incurred by reason of (I) any liabilities arising from the operation or conduct of the Business by Buyer subsequent to the Closing Date; and (II) any product manufactured by or any services provided by Buyer with respect to the Business subsequent to the Closing Date.

(d) Damages. An Indemnified Party (as defined in Section 8.(e)(1)) shall be entitled to recover the full amount of any liabilities, losses, debts, obligations, monetary damages, fines, fees, penalties, deficiencies, expenses (including amounts paid in settlement, interest obligations, court costs, the reasonable costs of investigators, the reasonable fees and expenses of attorneys, accountants, financial advisors or other experts, and other reasonable expenses of litigation or administrative proceedings) incurred due to the matter for which indemnification is sought, but any recovery shall be net of any economic benefit to which the Indemnified Party (as defined in Section 8.(e)(1)) is entitled due to such liabilities, expenses, costs or loss, including, without limitation, (i) any tax refund, reduction or benefit, (ii) any insurance proceeds to which the Indemnified Party (as defined in Section 8.(e)(1))) is entitled and (iii) any warranty reimbursements (collectively, “Damages”).

(e) Assertion and Defense of Indemnification Claims.

(1) Assertion of Claim. Buyer or Seller under Sections 8.(b) and (c), respectively (“Indemnified Party”), shall give notice to the other (“Indemnifying Party”) as soon as reasonably possible after the Indemnified Party has actual knowledge of any claim to which the Indemnifying Party has an obligation to indemnify, including the amount, if known, and shall promptly supply any other information in possession of the Indemnified Party supporting the claim. The omission by the Indemnified Party to give Notice as soon as reasonably possible will not relieve the Indemnifying Party of its indemnification obligations, unless the failure to give notice to the Indemnifying Party materially prejudices the Indemnifying Party or notice is given after the end of the survival period of the applicable representation of warranty or other basis of the claim. All indemnification claims must be asserted by giving notice within the survival period of the applicable representation or warranty or other basis for the claim. Buyer shall have the right to set off any Damages it may incur against the amount it owes Seller. This right of set off shall be in addition to any other rights or remedies Buyer may have against Seller.

(2) Defense of Undisputed Claim. The Indemnified Party will permit the Indemnifying Party (at its expense) to assume the defense of any third party claim in any litigation. The Indemnifying Party may settle or compromise any third party claim or litigation only with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. The Indemnified Party shall have the right at all times to participate in the defense, settlement, negotiations or litigation relating to any third party claim or demand at its own expense. If the Indemnifying Party does not assume the defense of any matter which it has an obligation to indemnify, then the Indemnified Party shall have the right to defend any such third party claim or demand, and will be entitled to settle any such claim or demand in its discretion, all at the expense of the Indemnifying Party, only with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. In any event, the Indemnified Party will cooperate in the defense of any such action at the expense of the Indemnifying Party and the pertinent records of each party shall be available to the other with respect to the defense.

(3) Defense of Disputed Claim. Should an Indemnifying Party provide Notice to the Indemnified Party regarding a claim or action by a third party for which the Indemnifying Party denies liability, the Indemnified Party shall give the Indemnifying Party a reasonable opportunity: (1) to conduct any proceedings or negotiations in connection therewith; (2) to take all other required steps or proceedings to settle or defend any third party action; or (3) to employ counsel to contest any third party claim or action in the name of the Indemnified Party or otherwise. If the Indemnifying Party desires to assume the defense of the third party claim or action, it shall promptly give Notice to the Indemnified Party. The Indemnifying Party and the Indemnified Party may participate in the defense at their own expense.

(f) Limitation on Recovery. Anything in this Section 8 to the contrary notwithstanding, there shall be no recovery under Section 8.(b) until the total claims for indemnification under those provisions exceed Ten Thousand and XX/100 Dollars ($10,000).

(g) No Third Party Beneficiaries. The parties agree that there shall be no third party beneficiaries of the indemnity rights provided in Sections 8(b) and (c).

9. Covenants.

(a) Seller’s and the Kanes’ Covenants. Seller and the Kanes covenant and agree with Buyer as follows:

(1) Confidentiality. Following the Closing, (i) Seller and the Kanes shall hold in confidence (unless and to the extent compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other legal requirements) all Company Information (as defined below) and will not disclose the same to any third party or use the same for any purpose referred to in and (ii) shall return all such Company Information to Buyer. The term “Company Information” shall mean all information concerning Seller and its business and assets, including without limitation all information concerning Seller’s products, product formulations, services, manufacturing and other processes, Proprietary Rights, technology, suppliers, customers, pricing policies and mark ups, except information (x) ascertainable or obtained from public information, (y) which is or becomes known to the public, other than through a breach of this Agreement, or (z) as required to fulfill the terms of Mr. Kane’s employment with Buyer. Notwithstanding any provision contained in this Section, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons, without limitations of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions and other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure.

(2) Covenant not to Compete. In furtherance of the sale to Buyer of the Purchased Assets, for a period of ten years from the Closing Date, Seller, the Kanes and any other entity in which Seller or the Kanes own an interest (collectively, “CNC Parties”) shall, directly or indirectly, through equity ownership or otherwise, for itself or any other person or entity, engage in the business of manufacturing, selling, marketing or distributing products similar to the products used in the Business or otherwise compete with the Business anywhere in the world; provided, however, that nothing in this Agreement shall prevent the CNC Parties from owning, as an investment, up to 1% of a class of equity securities issued by any competitor of Buyer or Seller that is publicly traded and registered under Section 12 of the 1934 Act. The parties intend that the covenant contained in the preceding sentence shall be construed as a series of separate covenants, one for each county and city included within each such state and country and, except for geographic coverage, each such separate covenant shall be deemed identical. The parties agree that Buyer shall pay Seller and the Kanes Ten Thousand and XX/100 Dollars ($10,000) for this covenant not to compete.

(3) Non-Solicitation. Seller and the Kanes agree that for a period of five years following the Closing Date that none of the CNC Parties will solicit for employment any Seller employee who is or has been employed by Seller or an affiliate of Buyer, or at any time within one year prior to, the time of the act of solicitation without the written consent of Buyer.

(4) Remedies. Seller and the Kanes agree that the restrictive covenants in Sections 9.(a)(2) and (3) are reasonable in their geographic scope and duration and may be enforced by specific performance or otherwise. Seller and the Kanes shall not raise any issue of reasonableness as a defense in any proceeding to enforce any of such covenants. In the event that, notwithstanding the foregoing, a covenant included in Section 9.(a)(2) and (3) of this Agreement shall be deemed by any court to be unreasonably broad or violative of applicable law in any respect, it shall be modified in order that it be reasonable or not violative of applicable law, as the case may be, and shall be enforced accordingly. Without limitation of the foregoing, in the event that, notwithstanding the foregoing, in any judicial proceeding, a court shall refuse to enforce any of the covenants contained in Section 9.(a)(2) or (3) or any of the separate covenants deemed included in Section 9.(a)(2) or (3), then the unenforceable covenant shall be deemed eliminated from the provisions of this Agreement for the purpose of those proceedings to the extent necessary to permit such covenant and the remaining separate covenants of Section 9.(a)(2) or (3) to be enforced.

(5) Access to Properties and Records of Seller. Seller and the Kanes will give Buyer and its representatives full access during normal business hours to all of its properties, books, contracts, documents and records, the opportunity to make reasonable investigation, and any additional financial statements of, and all information with respect to the business and affairs of, Seller that Buyer may reasonably request.

(6) Conduct of Seller’s Business Pending Closing. Between the date of the Agreement and the Closing Date, Seller shall operate its business in the usual, regular and ordinary manner on a basis consistent with prior years and shall use it best efforts to preserve its present business organization intact, keep available the services of its present officers an employees and preserve it present business relationships with persons having business relationships with it.

(7) Name Change. Promptly after the Closing, Seller and the Kanes agree to change Seller’s corporate name and agree not to use “Kane Enterprises” (or any derivative) in the new corporate name.

(b) Buyer’s Covenants. Buyer agrees to make available the records necessary for Seller to prepare any tax returns during reasonable times following reasonable notice.

10. Transactions Subsequent to Closing.

(a) Further Assurances. Buyer and Seller and the Kanes agree that, from time to time after Closing, and upon request, they shall execute, acknowledge and deliver such other instruments as reasonably may be required to more effectively transfer and vest in Buyer the Purchased Assets or to otherwise carry out the terms and conditions of this Agreement.

(b) Maintenance of Seller. Until the Federal, state and local income tax liabilities of Seller and the Kanes attributable for all periods ending on or prior to the Closing have been examined and reported on by the IRS (or closed by applicable statute of limitations) and finally determined, the Kanes agree to maintain at all times sufficient working capital to insure Seller’s ability to pay its tax obligations on a punctual basis.

11. Final Determination of Price.

(a) As soon as practicable but in no event later than thirty days following the Closing, Seller shall prepare, or cause to be prepared, and deliver to Buyer the values, determined in accordance with this Agreement, as of the Closing Date for Trade Accounts Payable (“Closing Date Trade Accounts Payable Statement”), Receivables (“Closing Date Receivables Statement”) and Inventories (“Closing Date Inventories Statement”) (collectively, “Closing Date Statements”).

(b) Buyer shall have thirty days following the receipt of complete and accurate data from Seller regarding computation of the Closing Date Statements to review the Closing Date Statements after their delivery by Seller. If Buyer determines that any of the Closing Date Statements has not been prepared in accordance with the Agreement, Buyer shall, on or before the last day of such thirty day period, send its objections to Seller in writing (“Buyer’s Objection”), setting forth a specific description of the basis of Buyer’s determination and the adjustments to such Closing Date Statements to which Buyer objects. If no Buyer’s Objection is sent to Seller within such thirty day period, then the Closing Date Statements become the final Trade Accounts Payable, Receivables and Inventories values as of the Closing Date.

(c) Seller shall have thirty days from its receipt of Buyer’s Objection to review and respond to Buyer’s Objection (“Seller’s Review Period”).

(d) Buyer and Seller shall use reasonable efforts to resolve any disagreements with respect to the proposed adjustments set forth in Buyer’s Objection. If Buyer and Seller are unable to resolve such disagreements within the Seller’s Review Period, they shall refer any remaining disagreements (“Unresolved Items”) to the CPA Firm (as defined below) which, acting as experts and not as arbitrators, shall determine, on the basis set forth in and in accordance with the Agreement, and only with respect to the Unresolved Items, whether and to what extent, if any, the Closing Date Statements require adjustment. Seller and Buyer shall instruct the CPA Firm to deliver its written determination to Seller and Buyer no later than thirty days after such disagreements are referred to the CPA Firm. The CPA Firm’s determination shall be conclusive and binding upon Seller and Buyer.

(e) The amount of Trade Accounts Payable, Receivables and Inventories as of the Closing Date agreed upon or as determined by the CPA Firm as provided in this Section 11, as applicable, shall be the “Final Closing Trade Payables Value”, “Final Closing Receivables Value” and “Final Closing Inventories Value”, respectively. The term “Final Net Receivables Value” shall mean the Final Closing Receivables Value minus the Final Closing Trade Payables Value. The term “Final Closing Receivables and Inventories Value” shall mean the Final Net Receivables Value plus the Final Closing Inventories Value.

(f) The fees and disbursements of the CPA Firm shall be borne by Seller and Buyer based on the following formula: (i) Seller shall pay that portion of such fees and expenses equal to the total of such fees and expenses multiplied by a fraction, the numerator of which is the amount of the Unresolved Items resolved in favor of Buyer and the denominator of which is the total amount of Unresolved Items; and (ii) Buyer shall pay that portion of such fees and expenses equal to the total of such fees and expenses multiplied by a fraction, the numerator of which is the amount of Unresolved Items resolved in favor of Seller and the denominator of which is the total amount of Unresolved Items.

(g) Buyer and Seller shall make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties’ respective accountants, to the extent permitted by such accountants) relating to the Closing Date Statements and to Buyer’s Objection and all other items reasonably requested by the CPA Firm in connection with its review. Buyer and its accountants shall have reasonable access to all information used by Seller in preparing, and employees of Seller and its agents involved in the preparation of, the Closing Date Statements, including, in each case, the work papers of Seller’s accountants, in each case during regular business hours and upon reasonable advance notice. Each party shall have reasonable access to all information used by the CPA Firm in reaching its determination.

(h) The term “CPA Firm” shall mean independent public accountants to which Seller and Buyer shall mutually agree.

12. Notices. All notices and other communications required or permitted under this Agreement shall be given if mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or messenger, fax, nationally recognized overnight courier or telegram to the parties at the following addresses, or to such other changed address as such party may have given by notice:

Buyer:	Neogen Corporation
620 Lesher Place
Lansing, Michigan 48912
Attn: Chief Executive Officer
Telephone: 517-367-0492
Facsimile: 517-367-0514
Email: jherbert@neogen.com

And a copy to:	Lowe Law Firm, PC
Attention: Richard C. Lowe
2375 Woodlake Drive, Suite 380
Okemos, Michigan 48864
Telephone: 517-908-0909
Facsimile: 517-908-0901
Email: dlowe@lowelaw.net

Seller:	G. Kevin Kane
1117 Ash Street
Brandon, South Dakota 57005
Telephone: 605-376-6900
Facsimile: 605-582-7786
Email: kevin@ag-tek.com

13. Applicable Law; Venue. This Agreement has been executed, delivered and accepted at and shall be deemed to have been made at Lansing, Michigan and shall be interpreted and the rights and liabilities of the parties shall be determined in accordance with the laws of the State of Michigan. The parties waive personal service of any and all process upon them and consent that all such service of process be made by registered mail directed to the parties at their addresses set forth on page 1 of the

Agreement and service so made shall be deemed to be completed five business days after the material shall have been deposited in the mail, postage prepaid. The parties agree that any permitted action shall be brought in the court of appropriate jurisdiction in Ingham County, Michigan or U.S. District Court for the Western District located in Lansing, Michigan. The parties consent to jurisdiction and waive all claims of improper venue and forum non-conviens.

14. Integration. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter, and supersedes all prior discussions, representations, amendments or understandings of every kind and nature between them.

15. Amendments. Any amendment, alteration, supplement, modification or waiver shall be invalid unless it is in writing and signed by both parties.

16. Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without the provision.

17. Assignability. This Agreement may be assigned by Buyer without the prior written consent of Seller and the Kanes; provided, Buyer shall continue to be liable for the performance of all obligations pursuant to the Agreement. Seller may not assign this Agreement without the prior written consent of Buyer.

18. Benefit. This Agreement shall be binding upon and inure to the benefit of Buyer and Seller and their respective successors and permitted assigns and of the Kanes and their respective personal representatives, heirs, successors and permitted assigns.

19. Captions. Captions contained in this Agreement are inserted for reference and in no way define, limit, extend or describe the Agreement or the intent of any provision in this Agreement.

20. Pronouns. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the parties may require.

21. Exhibits. The parties agree that the Exhibits attached to this Agreement shall be treated for all purposes as part of this Agreement.

22. Prevailing Party. The prevailing party in any arbitration or permitted litigation involving this Agreement (other than those matters governed by Section 8, which, for the avoidance of doubt, contains its own provision for fees and expenses) shall be entitled to recover, in addition to any other relief obtained, the costs and expenses, including reasonable attorney’s fees and expenses, incurred by the prevailing party.

23. Construction of Agreement. The parties agree that this Agreement has been jointly drafted and that neither party may assert an ambiguity in the construction of this Agreement against another party because the other party allegedly drafted the allegedly ambiguous provision.

24. Interpretation. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “Seller’s knowledge” shall mean the actual knowledge of those individuals set forth on Exhibit 24. All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant to the Agreement unless otherwise defined in the Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument, or statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in the Agreement means such agreement, instrument, or statute as from time to time amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to any person or entity are also to its permitted successors and assigns.

25. Arbitration. The parties recognize that the amicable settlement of disputes is in their mutual best interests. Accordingly, each party agrees to promptly notify the other party of any dispute and to engage in good faith consultations to resolve any dispute. If these consultations fail to resolve the dispute within thirty days, either party may submit the matter to arbitration under the following rules.

(a) Other than disputes described above in Section 9.(a)(1) – (4), any controversy, dispute or claim arising out of, in connection with, or in relation to, the construction, performance or breach of Section 25 of this Agreement, including without limitation, the validity, scope and enforceability of this section, shall be submitted to binding arbitration in accordance with the then existing commercial rules of arbitration of the American Arbitration Association (“AAA”) or any successor organization by a single arbitrator if the amount of the claim is Five Hundred Thousand and XX/100 Dollars ($500,000) or less. If the claim is for more than Five Hundred Thousand and XX/100 Dollars ($500,000), the claim shall be adjudicated by a panel of three arbitrators. The provisions of this section shall control over any conflicting rules and procedures of AAA. The demand for arbitration shall be delivered pursuant to the notice provisions in the Agreement. The burden of proof in the arbitration shall not be affected by which party initiates the arbitration. Each party shall be entitled to reasonable prehearing discovery, including without limitation exchange of witness lists, depositions under oath of witnesses at a mutually convenient location and document requests.

(b) Within ten days after receipt of such demand, the parties shall jointly request a list of arbitrators from the AAA office located in jurisdiction in which the arbitration is to be held, all of whom must be licensed to practice law in such jurisdiction and must have substantial experience concerning the conflict at issue. None of the prospective arbitrators shall have had at any time any conflict or opposing interest against the parties. Upon receipt of the list of arbitrators, each party shall mark selections and rejections and resubmit the list to the AAA. The selections and rejections shall take place within ten days after receipt of the proposed arbitrators from the AAA. The parties shall cooperate with the AAA and the appointed arbitrator for the purpose of setting an expeditious hearing.

(c) The parties intend this agreement to arbitrate to be valid, enforceable and irrevocable. The decision of the arbitrator with respect to all matters shall be final and binding upon the parties and judgment on such award may be entered by either party in any court having jurisdiction over the person or property of the party against whom such award is sought to be enforced. The parties stipulate that these arbitration provisions shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court, or before any administrative tribunal with respect to any dispute, controversy or alleged breach of this Agreement other than disputes that are mentioned in Section 9.(a)(1) – (4).

(d) The arbitration provisions of this Agreement shall survive any termination or expiration of this Agreement. Notwithstanding these provisions, nothing in this Agreement shall preclude either party from seeking injunctive relief from a court permitted pursuant to this Agreement to preserve the status quo during the pendency of any dispute nor shall either party be precluded from seeking appropriate judicial relief to obtain a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm.

(e) The arbitration shall be conducted in Wayne, Oakland or Macomb Counties, Michigan. Each of the parties (i) consents to submit itself to the personal jurisdiction of any federal or state court located in the State of Michigan as provided in Section 13, to enforce any arbitration awards or the specific performance remedies described in Section 9.(a)(1) – (4).

(f) The prevailing party is entitled to recover costs and expenses, which shall include reasonable attorney fees, as well as the fees and expenses of the arbitrators and the administrative fees of the AAA. The “prevailing party” shall be determined by the panel.

26. Defined Terms. Defined terms used in this Agreement have the meanings ascribed to them in the paragraphs contained in attached Exhibit 26.

27. Expenses. Each party shall pay its own costs associated with the preparation and negotiation of this Agreement.

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The parties have executed this Agreement as of the date first above written.

Seller:

Kane Enterprises, Inc.

G. Kevin Kane, its president	G. Kevin Kane

Robyn A. Kane

Buyer:

Neogen Corporation

By:
James L. Herbert
Its Chief Executive Officer

Index of Exhibits

Exhibit 1.(a)	Machinery and Equipment

Exhibit 1.(b)	Intangible Property

Exhibit 1.(c)	Receivables

Exhibit 1.(d)	Inventories

Exhibit 1.(e)	Contract Rights

Exhibit 1.(f)	Other Current Assets

Exhibit 2.(a)	Assumed Liabilities

Exhibit 3.(g)	Allocation of Purchase Price

Exhibit 3A.(a)	Warranty Bill of Sale

Exhibit 4.(c)	Financial Statements

Exhibit 4.(d)i	Exceptions to Good Title to Assets and Free and Clear of Liens

Exhibit 4.(d)ii	List of Contracts

Exhibit 4.(o)	Undisclosed and Contingent Liabilities

Exhibit 4.(q)	Changes Since September 30, 2006

Exhibit 4.(x)	Employee Information

Exhibit 4.(y)(10)	Certain Health Care Coverage Agreements

Exhibit 4.(z)	Environmental Matters

Exhibit 4.(z)(13)(G)	Seller’s Prior and Current Locations

Exhibit 4.(bb)	List of Licenses and Permits

Exhibit 4.(ee)	Shareholder List

Exhibit 24	Individuals with Seller’s Knowledge

Exhibit 26	Index of Defined Terms